Exhibit 10.7

AMENDED AND RESTATED SECURED TERM NOTE

FOR VALUE RECEIVED, GVI SECURITY SOLUTIONS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the “Holder”) or its registered assigns or successors in interest, on order, the sum of Two Million One Hundred Twenty Five Thousand Dollars ($2,125,000), together with any accrued and unpaid interest hereon, on December 31, 2007 (the “Maturity Date”) if not sooner paid. This Secured Term Note amends and restates in its entirety (and is given in substitution for and not in satisfaction of) that certain $5,000,000 Secured Convertible Term Note made by the Company in favor of Holder on May 27, 2004.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of May 27, 2004, as amended and restated as of October 4, 2006, between the Borrower and the Holder (as further amended and restated, amended, modified and supplemented from time to time, the “Purchase Agreement”). This is the Note referred to in the Purchase Agreement, and all forms, terms and provisions thereof are expressly incorporated herein by reference.

The following terms shall apply to this Amended and Restated Secured Term Note (this “Note”):

ARTICLE I
INTEREST & AMORTIZATION

1.1 (a) Interest Rate. Subject to Sections 4.11 and 5.6 hereof, interest payable on this Note shall accrue at a rate per annum (the “Interest Rate”) equal to the “prime rate” published in The Wall Street Journal from time to time, plus two percent (2.0%). The Interest Rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. Subject to Section 1.1(b) hereof, the Interest Rate shall not be less than six percent (6.0%). Interest shall be (i) calculated on the basis of a 360 day year, (ii) payable monthly, in arrears, commencing on October 1, 2006 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a “Repayment Date”).

1.1 (b) Interest Rate Adjustment. The Interest Rate shall be calculated on the last business day of each month hereafter until the Maturity Date (each a “Determination Date”) and be subject to adjustment as set forth herein.

1.2 Minimum Monthly Principal Payments. Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the “Principal Amount”) shall begin on the first business day in October 2006 and shall recur and be due and payable on the first business day of each succeeding month thereafter until the Maturity Date (each, an “Amortization Date”) as set forth in the table below:

Month	Principal Amount	Month	Principal Amount
10/06	$100,000	06/07	$152,083
11/06	$100,000	07/07	$152,083
12/06	$100,000	08/07	$152,083
01/07	$152,083	09/07	$152,083
02/07	$152,083	10/07	$152,083
03/07	$152,083	11/07	$152,083
04/07	$152,083	12/07	$152,083
05/07	$152,083

Beginning on the first Amortization Date, the Borrower shall make monthly payments to the Holder on each Repayment Date, each in the amount set forth above, together with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then due and owing under this Note but have not been paid (collectively, the “Monthly Amount”). Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

ARTICLE II
OPTIONAL REDEMPTION

2.1  Optional Redemption in Cash. The Borrower will have the option of prepaying this Note (“Optional Redemption”) by paying to the Holder a sum of money equal to the principal amount then outstanding under this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement, or any Related Agreement (the “Redemption Amount”) outstanding on the Redemption Payment Date (defined below) specified in the written notice of redemption (the “Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”) which date shall be within seven (7) business days after the date of the Notice of Redemption (the “Redemption Period”). On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

ARTICLE III
[INTENTIONALLY OMITTED]

ARTICLE IV
EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, within five (5) days after written notice from Holder to Borrower (each occurrence being a “Default Notice Period”) the amount due and owing to the Holder shall be 100% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) (the “Default Payment”). If, with respect to any Event of Default, the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Note or the Related Agreements, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note. The occurrence of any of the following events set forth in Sections 4.1 through 4.10, inclusive, is an “Event of Default”:

4.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower to Holder, and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

4.2 Breach of Covenant. The Borrower breaches any material covenant or any other material term or condition of this Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries breaches any material covenant or any other material term or condition of any Related Agreement in any material respect and, any such case, such breach, if subject to cure, continues for a period of fifteen (15) days after notice from Holder of the occurrence thereof.

4.3 Breach of Representations and Warranties. Any material representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

4.4 Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

4.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries.

4.7 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The “Principal Market” for the Common Stock shall include the over-the-counter market, the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock), or any securities exchange)or other securities market on which the Common Stock is then being listed or traded.

4.8  Failure to Deliver Transfer Agent Instructions. The Borrower shall fail to instruct the transfer agent to deliver the Common Stock to the Holder as required Section 9 of the Securities Purchase Agreement, and as a result thereof, certificates representing such shares of Common Stock are not delivered to the Holder within ten business days after the date Borrower was required to so instruct the transfer agent.

4.9 Default Under Related Agreements or Other Agreements. The occurrence and continuance of any Event of Default (as defined in any Related Agreement) or any event of default (or similar term) under any other indebtedness which results in the acceleration of obligations of the Borrower in the amount of $250,000.

4.10 Change in Control. The occurrence of a change in the controlling ownership of the Borrower; provided, however, that a change in the controlling ownership of the Borrower shall be deemed not to occur if the person obtaining such control possessed beneficial ownership, directly or indirectly, as of the date hereof, of 35% or more of Borrower’s outstanding shares of Common Stock, provided further, that a change in the controlling ownership of Borrower shall be deemed not to occur as a result of the issuance of Common Stock and Subordinated Notes on the Restatement Date in accordance with that certain Terms Sheet provided to Holder by the Borrower on or prior to the Restatement Date.

DEFAULT RELATED PROVISIONS

4.11 Payment Grace Period. Following the occurrence and continuance of an Event of Default beyond any applicable cure period hereunder, the Borrower shall pay the Holder a default interest rate equal to three percent (3%) per annum above the Interest Rate from time to time in effect on all amounts due and owing under the Note, which default interest shall be payable upon demand.

4.12 Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE V
MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto.

5.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

5.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.7 Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries as more fully described in the Master Security Agreement dated as of the date hereof and (ii) pursuant to the Stock Pledge Agreement dated as of the date hereof. The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of the date hereof.

5.8 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.9 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney’s fees.

5.10 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Note shall be registered as to both principal and any stated interest with the Borrower. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Borrower of this Note to the new holder or the issuance by the Borrower of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Borrower (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

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IN WITNESS WHEREOF, the Borrower has caused this Convertible Term Note to be signed in its name effective as of this 4th day of October 2006.

GVI SECURITY SOLUTIONS, INC.

By:
Name:
Title:

WITNESS: